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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                             SECURED SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    813718103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  MAY 10, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
| |  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 2 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     033 ASSET MANAGEMENT, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A GROUP*                              (a) |X|
                                                                        (b)

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, USA
--------------------------------------------------------------------------------
                    5.   SOLE VOTING         0
                         POWER
                    ------------------------------------------------------------
                    6.                       4,807,700 (comprised of
                                             shares owned by 033 Growth
                                             Fund I, L.P., 033 Growth
                                             Fund II, L.P., Oyster Pond
                                             Partners, L.P. and 033
    NUMBER OF                                Growth Fund International,
      SHARES                                 Ltd.)
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY       7.   SOLE DISPOSITIVE    0
       EACH              POWER
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     8.   SHARED DISPOSTIVE   4,807,700 (comprised of
                         POWER               shares owned by 033 Growth
                                             Fund I, L.P., 033 Growth
                                             Fund II, L.P., Oyster Pond
                                             Partners, L.P. and 033
                                             Growth Fund International,
                                             Ltd.)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,807,700 (comprised of shares owned by 033 Growth Fund I, L.P., 033 Growth Fund II, L.P., Oyster Pond Partners, L.P. and 033 Growth Fund International, Ltd.)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     30.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 3 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     033 GROWTH PARTNERS I, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A GROUP*                               (a) |X|
                                                                         (b)


--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, USA
--------------------------------------------------------------------------------
                    5.    SOLE VOTING         0
                          POWER
    NUMBER OF       ------------------------------------------------------------
      SHARES        6.    SHARED VOTING       0
   BENEFICIALLY           POWER
     OWNED BY       ------------------------------------------------------------
       EACH         7.    SOLE DISPOSITIVE    0
    REPORTING             POWER
   PERSON WITH:     ------------------------------------------------------------
                    8.    SHARED DISPOSTIVE   0
                          POWER
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,366,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     15.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 4 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     033 GROWTH PARTNERS II, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A GROUP*                               (a) |X|
                                                                         (b)

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, USA
--------------------------------------------------------------------------------
                    5.     SOLE VOTING                                0
                           POWER
    NUMBER OF       ------------------------------------------------------------
      SHARES        6.     SHARED VOTING                              0
   BENEFICIALLY            POWER
     OWNED BY       ------------------------------------------------------------
       EACH         7.     SOLE DISPOSITIVE                           0
    REPORTING              POWER
   PERSON WITH:     ------------------------------------------------------------
                    8.     SHARED DISPOSTIVE                          0
                           POWER
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     730,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 5 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     OYSTER POND PARTNERS, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A GROUP*                              (a) |X|
                                                                        (b)

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, USA
--------------------------------------------------------------------------------
                    5.     SOLE VOTING                         0
                           POWER
    NUMBER OF       ---------------------------------------------------------
      SHARES        6.     SHARED VOTING                       0
   BENEFICIALLY            POWER
     OWNED BY       ---------------------------------------------------------
       EACH         7.     SOLE DISPOSITIVE                    0
    REPORTING              POWER
   PERSON WITH:     ---------------------------------------------------------
                    8.     SHARED DISPOSTIVE                   0
                           POWER
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,650
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 6 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     033 GROWTH INTERNATIONAL FUND, LTD.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A GROUP*                               (a) |X|
                                                                         (b)

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     BERMUDA
--------------------------------------------------------------------------------
                    5.     SOLE VOTING                              0
                           POWER
    NUMBER OF       ------------------------------------------------------------
      SHARES        6.     SHARED VOTING                            0
   BENEFICIALLY            POWER
     OWNED BY       ------------------------------------------------------------
       EACH         7.     SOLE DISPOSITIVE                         0
    REPORTING              POWER
   PERSON WITH:     ------------------------------------------------------------
                    8.     SHARED DISPOSTIVE                        0
                           POWER
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,169,950
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 7 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 1.
--------------------------------------------------------------------------------
        (a)  Name of Issuer:                          Secured Services Inc.
--------------------------------------------------------------------------------
                                                         920 Pilot Road
                                                 1175 North Services Road West
        (b)  Address of Issuer's                           Suite 214
             Principal Executive Offices:               Oakville, Ontario
                                                         Canada l6M 2W1
--------------------------------------------------------------------------------
ITEM 2.
--------------------------------------------------------------------------------
        (a)  Name of Person Filing:                033 ASSET MANAGEMENT, LLC
                                                   (THE "INVESTMENT MANAGER")
--------------------------------------------------------------------------------
        (b)  Address of Principal Business        125 High Street, Suite 1405
             Office or, if none, Residence:       Boston, Massachusetts 02110
--------------------------------------------------------------------------------
        (c)  Citizenship:                                 Delaware, USA
--------------------------------------------------------------------------------
        (d)  Title of Class of Securities:                 COMMON STOCK,
                                                    PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
        (e)  CUSIP Number:
--------------------------------------------------------------------------------

ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [ ]  Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).
    (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

    (e) [X]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 8 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 4.          OWNERSHIP.
--------------------------------------------------------------------------------

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
--------------------------------------------------------------------------------
                                               4,807,700 (comprised of shares
                                               owned by 033 Growth Fund I, L.P.,
     (a) Amount beneficially owned:            033 Growth Fund II, L.P., Oyster
                                               Pond Partners, L.P. and 033
                                               Growth Fund International, Ltd.)
--------------------------------------------------------------------------------
     (b) Percent of class:                                                30.7%
--------------------------------------------------------------------------------
     (c) Number of shares as to which the person has:
--------------------------------------------------------------------------------
                                               4,807,700 (comprised of shares
     (d) (i)   Sole power to vote or           owned by 033 Growth Fund I, L.P.,
               to direct the vote:             033 Growth Fund II, L.P., Oyster
                                               Pond Partners, L.P. and 033
                                               Growth Fund International, Ltd.)
--------------------------------------------------------------------------------
     (e) (ii)  Shared power to vote or                                        0
               to direct the vote:
--------------------------------------------------------------------------------
                                               4,807,700 (comprised of shares
                                               owned by 033 Growth Fund I, L.P.,
     (f) (iii)  Sole power to dispose or       033 Growth Fund II, L.P., Oyster
                to direct the disposition of:  Pond Partners, L.P. and 033
                                               Growth Fund International, Ltd.)
--------------------------------------------------------------------------------
     (g) (iv)   Shared power to dispose or                                    0
                to direct the disposition of:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        If this statement is being filed to report the fact that
                 as of the date hereof the reporting person has ceased to be the
ITEM 5. beneficial owner of more than five percent of the class of securities, check the following [ ].

                 Instruction: Dissolution of a group requires a response to this item.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                     PAGE 9 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
--------------------------------------------------------------------------------

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

     The Investment Manager is the investment manager of

     (i)   033 Growth Partners I, L.P.,

     (ii)  033 Growth Partners II, L.P.,

     (iii) Oyster Pond Partners, L.P. and

     (iv)  033 Growth International Fund, Ltd. (together, the "Funds").

     The Investment Manager, in its capacity as investment manager of the Funds, has sole power to vote and dispose of the Shares. The Investment Manager disclaims any economic interest in or beneficial ownership of the Shares covered by this Statement.

     The Investment Manager may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of an aggregate of 4,807,700 Shares, comprised of 3,846,160 Shares purchased by the Funds on May 10, 2004, and (y) 961,540 Shares underlying the Issuer's warrants to purchase Shares (the Warrants") also purchased by the Funds on May 10, 2004.

     Pursuant to Rule 13d-3, the 4.807,700 Shares represent 30.7% of the Issuer's outstanding Shares, calculated as follows:

        9,299,723 Shares - reported by the Issuer as outstanding on its Annual
                           Report on Form 10-K for the year ended December 21, 2004 filed with the Commission on March 30, 2004;

        5,384,623 Shares - reported by the Issuer as newly issued and outstanding on its Current Report on Form 8-K dated May 14, 2004;

          961,540 Shares - issuable upon exercise of the Funds' Warrants.
          -------

       15,645,886 Shares
       ==========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 10 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------------------------------
        If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
--------------------------------------------------------------------------------
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
--------------------------------------------------------------------------------
       If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.
--------------------------------------------------------------------------------
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
--------------------------------------------------------------------------------
       Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 11 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 1.
--------------------------------------------------------------------------------
        (a)  Name of Issuer:                     Secured Services Inc.

--------------------------------------------------------------------------------

                                                        920 Pilot Road
        (b)  Address of Issuer's                1175 North Services Road West
             Principal Executive Offices:                 Suite 214
                                                      Oakville, Ontario
                                                        Canada l6M 2W1
--------------------------------------------------------------------------------
ITEM 2.
--------------------------------------------------------------------------------
        (a)  Name of Person Filing:            033 ASSET GROWTH PARTNERS I, L.P.
                                                     ("GROWTH PARTNERS I")

--------------------------------------------------------------------------------
        (b)  Address of Principal Business        125 High Street, Suite 1405
             Office or, if none, Residence:       Boston, Massachusetts 02110
--------------------------------------------------------------------------------
        (c)  Citizenship:                                Delaware, USA
--------------------------------------------------------------------------------
        (d)  Title of Class of Securities:               COMMON STOCK,
                                                  PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
        (e)  CUSIP Number:
--------------------------------------------------------------------------------
ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) [.]  An investment adviser in accordance
                 with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 12 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 4. OWNERSHIP.
--------------------------------------------------------------------------------
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
--------------------------------------------------------------------------------
    (a) Amount beneficially owned:                                    2,366,100
--------------------------------------------------------------------------------
    (b) Percent of class:                                                 15.1%
--------------------------------------------------------------------------------
    (c) Number of shares as to which the person has:
--------------------------------------------------------------------------------
    (d) (i)   Sole power to vote or to direct the vote:                       0
--------------------------------------------------------------------------------
    (e) (ii)  Shared power to vote or to direct the vote:                     0
--------------------------------------------------------------------------------
    (f) (iii) Sole power to dispose or to direct the disposition of:          0
--------------------------------------------------------------------------------
    (g) (iv)  Shared power to dispose or to direct the disposition of:        0
--------------------------------------------------------------------------------
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
--------------------------------------------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.
--------------------------------------------------------------------------------
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
--------------------------------------------------------------------------------

        If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------------------------------
        If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
--------------------------------------------------------------------------------
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
--------------------------------------------------------------------------------
        If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.
--------------------------------------------------------------------------------
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
--------------------------------------------------------------------------------
        Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 13 OF 19 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 1.
--------------------------------------------------------------------------------
   (a)  Name of Issuer:                             Secured Services Inc.
--------------------------------------------------------------------------------
                                                         920 Pilot Road
                                                 1175 North Services Road West
   (b)  Address of Issuer's Principal                      Suite 214
        Executive Offices:                             Oakville, Ontario
                                                         Canada l6M 2W1
--------------------------------------------------------------------------------
ITEM 2.
--------------------------------------------------------------------------------
    (a)  Name of Person Filing:                    033 GROWTH PARTNERS II, L.P
                                                       ("GROWTH PARTNERS II)
--------------------------------------------------------------------------------
    (b)  Address of Principal                      125 High Street, Suite 1405
         Business Office or, if none, Residence:   Boston, Massachusetts 02110
--------------------------------------------------------------------------------
    (c)  Citizenship:                                      Delaware, USA
--------------------------------------------------------------------------------
    (d)  Title of Class of Securities:                    COMMON STOCK,
                                                   PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
    (e)  CUSIP Number:
--------------------------------------------------------------------------------
ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 14 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP.
--------------------------------------------------------------------------------
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
--------------------------------------------------------------------------------
    (a)  Amount beneficially owned:                                     730,000
--------------------------------------------------------------------------------
    (b)  Percent of class:                                                 4.7%
--------------------------------------------------------------------------------
    (c)  Number of shares as to which the person has:
--------------------------------------------------------------------------------
    (d)  (i)   Sole power to vote or to direct the vote:                      0
--------------------------------------------------------------------------------
    (e)  (ii)  Shared power to vote or to direct the vote:                    0
--------------------------------------------------------------------------------
    (f)  (iii) Sole power to dispose or to direct the disposition of:         0
--------------------------------------------------------------------------------
    (g)  (iv)  Shared power to dispose or to direct the disposition of:       0
--------------------------------------------------------------------------------
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
--------------------------------------------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.
--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
--------------------------------------------------------------------------------
         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------------------------------
         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
--------------------------------------------------------------------------------
         If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
--------------------------------------------------------------------------------
         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 15 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 1.
--------------------------------------------------------------------------------
    (a)  Name of Issuer:                             Secured Services Inc.
--------------------------------------------------------------------------------
                                                       920 Pilot Road
    (b)  Address of Issuer's                   1175 North Services Road West
         Principal Executive Offices:                    Suite 214
                                                     Oakville, Ontario
                                                       Canada l6M 2W1
--------------------------------------------------------------------------------
ITEM 2.
--------------------------------------------------------------------------------
    (a)  Name of Person Filing:                OYSTER POND PARTNERS, L.P.
                                                     ("OYSTER POND")
--------------------------------------------------------------------------------
    (b)  Address of Principal Business         125 High Street, Suite 1405
         Office or, if none, Residence:        Boston, Massachusetts 02110
--------------------------------------------------------------------------------
    (c)  Citizenship:                                  Delaware, USA
--------------------------------------------------------------------------------
    (d)  Title of Class of Securities:                 COMMON STOCK,
                                                PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
    (e)  CUSIP Number:
--------------------------------------------------------------------------------
ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
    (a) [ ]  Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).
    (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
    (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
    (e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
    (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
    (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
    (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 16 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP.
--------------------------------------------------------------------------------
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
--------------------------------------------------------------------------------
     (a) Amount beneficially owned:                                      541,650
--------------------------------------------------------------------------------
     (b) Percent of class:                                                  3.5%
--------------------------------------------------------------------------------
     (c) Number of shares as to which the person has:
--------------------------------------------------------------------------------
     (d) (i)    Sole power to vote or to direct the vote:                      0
--------------------------------------------------------------------------------
     (e) (ii)   Shared power to vote or to direct the vote:                    0
--------------------------------------------------------------------------------
     (f) (iii)  Sole power to dispose or to direct the disposition of:         0
--------------------------------------------------------------------------------
     (g) (iv)   Shared power to dispose or to direct the disposition of:       0
--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
--------------------------------------------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.
--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
--------------------------------------------------------------------------------
         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------------------------------
         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
--------------------------------------------------------------------------------
         If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
--------------------------------------------------------------------------------
         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 17 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 1.
--------------------------------------------------------------------------------
    (a)  Name of Issuer:                             Secured Services Inc.
--------------------------------------------------------------------------------

                                                        920 Pilot Road
    (b)  Address of Issuer's                    1175 North Services Road West
         Principal Executive Offices:                      Suite 214
                                                      Oakville, Ontario
                                                        Canada l6M 2W1
--------------------------------------------------------------------------------
ITEM 2.
--------------------------------------------------------------------------------
    (a)  Name of Person Filing:              033 GROWTH INTERNATIONAL FUND, LTD.
                                                  ("INTERNATIONAL FUND")
--------------------------------------------------------------------------------

    (b)  Address of Principal Business           c/o International Fund Services
         Office or, if none, Residence:          (Ireland) Ltd.
                                                 Third Floor
                                                 Bishop's Square
                                                 Redmond's Hill
                                                 Dublin 2 Ireland
--------------------------------------------------------------------------------
    (c)  Citizenship:                                     Bermuda

--------------------------------------------------------------------------------
    (d)  Title of Class of Securities:                   COMMON STOCK,
                                                   PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
    (e)  CUSIP Number:
--------------------------------------------------------------------------------
ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 18 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP.
--------------------------------------------------------------------------------
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
--------------------------------------------------------------------------------
    (a)  Amount beneficially owned:                                    1,169,950
--------------------------------------------------------------------------------
    (b)  Percent of class:                                                  7.5%
--------------------------------------------------------------------------------
    (c)  Number of shares as to which the person has:
--------------------------------------------------------------------------------
    (d)  (i)   Sole power to vote or to direct the vote:                       0
--------------------------------------------------------------------------------
    (e)  (ii)  Shared power to vote or to direct the vote:                     0
--------------------------------------------------------------------------------
    (f)  (iii) Sole power to dispose or to direct the disposition of:          0
--------------------------------------------------------------------------------
    (g)  (iv)  Shared power to dispose or to direct the disposition of:        0
--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
--------------------------------------------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.
--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
--------------------------------------------------------------------------------
         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------------------------------
         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
--------------------------------------------------------------------------------
         If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
--------------------------------------------------------------------------------
         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 813718103                   13G                    PAGE 19 OF 19 PAGES
--------------------------------------------------------------------------------
ITEM 10. CERTIFICATION
--------------------------------------------------------------------------------
         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and
(a) are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]
--------------------------------------------------------------------------------
         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or
(b) influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. |_|
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       May 20, 2004
                                      ------------------------------------------
                                      Date
                                                  /s/ Lawrence C. Longo
                                      ------------------------------------------
                                      Signature

                                      Lawrence C. Longo, Chief Operating Officer
                                      ------------------------------------------
                                      Name/Title

As authorized signatory for each of 033 Asset Management, LLC, 033 Growth Fund I, L.P., 033 Growth Fund II, L.P., Oyster Pond Partners, L.P. and 033 International Fund , Ltd.



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)